                                  Exhibit 11.1

                               RESOUND CORPORATION

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands except per share data)


                                                                            Three months ended               Six months ended
                                                                        ------------------------         -------------------------
                                                                        June 30,         June 30,        June 30,         June 30,
                                                                          1997             1996            1997             1996
                                                                        --------         --------        --------         --------
Net income (loss) applicable to common shareholders                     $ (1,574)        $  1,092        $ (2,545)        $  1,210
                                                                        ========         ========        ========         ========

Average common shares outstanding (1)                                     19,429           15,860          19,409           15,758
Net effect of dilutive stock options (based on treasury stock method)         --              878              --              644
                                                                        --------         --------        --------         --------
Total shares for primary and fully diluted net income per share (2)       19,429           16,738          19,409           16,402
                                                                        ========         ========        ========         ========

Net income (loss) per share                                             $  (0.08)        $   0.07        $  (0.13)        $   0.07
                                                                        ========         ========        ========         ========


Notes:

(1) Actual shares issued and outstanding as of June 30, 1997 were 19,437,302.
(2)     Fully diluted amounts do not differ materially.